EXHIBIT 15.1 LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders
STERIS Corporation

We are aware of the incorporation by reference in the following Registration Statements and related Prospectuses of our report dated January 22, 2001, relating to the unaudited consolidated interim financial statements of STERIS Corporation and Subsidiaries that are included in its Form 10-Q for the quarter ended December 31, 2000:

Registration Number	Description	Filing Date

333-40082

  Form S-8 Registration Statement -- Nonqualified Stock Option Agreement between STERIS Corporation and Laurie Brlas and the Nonqualified Stock Option Agreement between STERIS Corporation and David L. Crandall

June 26, 2000
333-40058	Form S-8 Registration Statement -- Nonqualified Stock Option Agreement between STERIS Corporation and Les C. Vinney	June 23, 2000
333-65155	Form S-8 Registration Statement -- STERIS Corporation Long Term Incentive Stock Plan	October 1, 1998
333-55839

  Form S-8 Registration Statement -- Nonqualified Stock Option Agreement between STERIS Corporation and John Masefield and the Nonqualified Stock Option Agreement between STERIS Corporation and Thomas J. DeAngelo

June 2, 1998
333-32005	Form S-8 Registration Statement -- STERIS Corporation 1997 Stock Option Plan	July 24, 1997
333-06529	Form S-3 Registration Statement -- STERIS Corporation	June 21, 1996
333-01610	Post-effective Amendment to Form S-4 on Form S-8 -- STERIS Corporation	May 16, 1996
33-91444	Form S-8 Registration Statement -- STERIS Corporation 1994 Equity Compensation Plan	April 24, 1995
33-91442	Form S-8 Registration Statement -- STERIS Corporation 1994 Nonemployee Directors Equity Compensation Plan	April 24, 1995
33-55976	Form S-8 Registration Statement -- STERIS Corporation 401(k)Plan	December 21, 1992
33-55258	Form S-8 Registration Statement -- STERIS Corporation Amended and Restated Non-Qualified Stock Option Plan	December 4, 1992
/s/ Ernst & Young LLP

Cleveland, Ohio
February 8, 2001